Exhibit 99.1

Company Press Release

Tuesday May 10, 2005

Advant-e Corporation Announces First Quarter 2005 Results

Company Reports 24% Increase in Revenue over 2004; Seventh Consecutive Profitable Quarter

DAYTON, Ohio, May 10, 2005 — Advant-e Corporation (OTC Bulletin Board: AVEE), a provider of Internet-based business-to-business electronic commerce services, today announced financial and operating results for the quarter ending March 31, 2005.

For the first quarter of 2005 the Company reported revenues of $1,039,488, a 24% increase over revenues of $838,635 in the first quarter of 2004, and a 5% increase over revenues of $990,077 in the fourth quarter of 2004. The increase in revenue was the result of continued growth and market acceptance of the Company’s internet-based electronic commerce subscription services.

Net income for the quarter was $105,109, or $.02 per share, compared to $114,241, or $.02 per share for the same period in 2004, and $127,111 for the fourth quarter of 2004. The decrease in net income was primarily the result of increased personnel costs. The first quarter of 2005 marks the seventh consecutive profitable quarter for Advant-e Corporation.

Jason K. Wadzinski, President and CEO of Advant-e, stated, “The first quarter of 2005 is significant for us in that this is the first quarter where we’ve surpassed the million dollar mark in revenue. This was accomplished with strong growth for our web-EDI service in the grocery industry of 15% relative to the first quarter of 2004, but also with the 279% growth in non-grocery industries, which now accounts for 10% of our total revenue. Our balance sheet is gaining strength and we are looking forward to continuing our success in 2005 and beyond.”

About Advant-e Corporation

Advant-e, via its wholly owned and sole operating subsidiary Edict Systems, Inc., is a provider of Business-to-Business electronic commerce software and Internet-based applications specializing in Electronic Data Interchange (EDI) and XML-based solutions for recurring transactions. Advant-e specializes in horizontal transaction services via EnterpriseEC®, an Internet-based Electronic Business Transaction Network, and within specific vertical industries via web-based “vortals” including www.GroceryEC.com, www.RetailEC.com, www.CPGSupplier.com, www.LogisticsEC.com, and www.MfgEC.com.

In addition to Internet and web-based e-commerce solutions, Edict Systems also provides e-commerce integration and bar coding applications via its FORMULA_ONE® translation software and Bar Code Label Modules. Additional information about Advant-e Corporation can be found at www.Advant-e.com and www.edictsystems.com or by contacting investor relations at (937) 429-4288. The company’s email is info@edictsystems.com.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

For the three months ended March 31,

	2005	2004
Revenue	$1,039,488	838,635
Cost of revenue	389,044	294,217

Gross margin	650,444	544,418

Marketing, general and administrative expenses	475,335	352,597

Operating income	175,109	191,821
Interest	—	2,180

Income before taxes	175,109	189,641
Income tax expense	70,000	75,400

Net income	$105,109	114,241

Basic earnings per common share	$0.02	0.02

Diluted earnings per common share	$0.02	0.02

Weighted average common shares outstanding	6,268,250	6,244,917

Weighted average common shares outstanding, assuming dilution	6,268,250	6,542,186

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)

At March 31, 2005 and December 31, 2004

	March 31, 2005	December 31, 2004
Assets

Current Assets
Cash and cash equivalents	$1,230,429	944,892
Accounts receivable, net	295,086	290,394
Prepaid expenses and deposit	31,033	26,420

Total current assets	1,556,548	1,261,706

Software development costs, net	248,725	298,809

Property and equipment, net	265,448	271,604

Total assets	$2,070,721	$1,832,119

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$58,008	39,681
Accrued salaries and other expenses	150,263	99,810
Income taxes payable	98,000	26,000
Deferred revenue	103,251	142,788

Total current liabilities	409,522	308,279

Long-term liabilities
Deferred income taxes	163,000	191,000

Total liabilities	572,522	499,279

Shareholders’ equity
Common stock, $.001 par value; 20,000,000 shares authorized; 6,294,917 outstanding at March 31, 2005 and 6,244,917 outstanding at December 31, 2004	6,295	6,245
Paid-in capital	1,535,784	1,475,584
Retained earnings deficit	(43,880)	(148,989)

Total shareholders’ equity	1,498,199	1,332,840

Total liabilities and shareholders’ equity	$2,070,721	1,832,119

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

For the three months ended March 31, 2005 and 2004

	2005	2004
Cash flows from operating activities:
Net income	$105,109	114,241
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	23,383	12,816
Amortization of software development costs	66,397	80,252
Deferred income taxes	(28,000)	75,400
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(4,692)	(3,408)
Prepaid expenses	(4,613)	2,046
Accounts payable	18,327	(36,531)
Accrued salaries, interest and other expenses	50,453	48,256
Income taxes payable	72,000	—
Deferred revenue	(39,537)	(26,890)

Net cash flows from operating activities	258,827	266,182

Cash flows from investing activities:
Purchases of equipment	(17,227)	(5,872)
Software development costs	(16,313)	(43,359)

Net cash flows from investing activities	(33,540)	(49,231)

Cash flows from financing activities:
Issuance of common stock	60,250	—
Payments on notes	—	(94,965)
Payments of direct costs of securities registration	—	(2,040)

Net cash flows from financing activities	60,250	(97,005)

Net increase in cash and cash equivalents	285,537	119,946

Cash and cash equivalents, beginning of period	944,892	216,448

Cash and cash equivalents, end of period	$1,230,429	336,394

Supplemental disclosures of cash flow items:
Interest paid	$—	3,014

The information in this news release includes certain forward looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements to the future financial performance of the company. Although the company believes that the expectations reflected on its forward looking statements are reasonable, it can give no assurance that such expectations or any or its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development and acceptance, the impact of competitive services and pricing, or general economic risks and uncertainties.